Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports Fourth Quarter and Full Year 2012 Earnings

ZUG, Switzerland, January 23, 2013 – Noble Corporation (NYSE: NE) today reported fourth quarter 2012 earnings of $128 million, or $0.50 per diluted share, compared to $115 million, or $0.45 per diluted share, for the third quarter of 2012. Earnings for the fourth quarter 2011 totaled $127 million, or $0.50 per diluted share. Revenues for the fourth quarter of 2012 were $966 million compared to $884 million in the third quarter of 2012 and $751 million in the fourth quarter of 2011.

Earnings for the full year 2012 totaled $522 million, or $2.05 per diluted share, on revenues of $3.5 billion. The results compared to earnings of $371 million, or $1.46 per diluted share on revenues of $2.7 billion in 2011.

Addressing the Company’s performance in the fourth quarter of 2012, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation stated, “A company transformation as extensive as we are undertaking can be challenging, and as we saw in the fourth quarter, can produce inconsistent operating performance. Although Noble added three state-of-the-art, ultra-deepwater drillships to its fleet during 2012 and placed two other drillships into service following significant enhancement and maintenance programs, initial operations on these five rigs have not been as seamless as we had hoped, particularly with respect to certain critical components. Approximately 33 percent of the downtime days in the fourth quarter were attributable to these five rigs. In 2013, we are heavily focused on improving results from these rigs, our incoming newbuilds and the revenue efficiency of our entire fleet.”

Contract drilling services revenues for the fourth quarter of 2012 of $922 million improved by $88 million, or 11 percent from the third quarter, due primarily to an increase in operating days following the return of several rigs to active service for all or a significant portion of the fourth quarter, and higher average dayrates, which improved 3 percent in the quarter. The increase in fleet operating days, in addition to costs associated with the repair and maintenance of rigs and mobilization and demobilization activity, contributed to a $35 million increase in contract drilling costs in the fourth quarter to $484 million, which compares to $449 million in the third quarter. Contract drilling margin for the fourth quarter was 47.5 percent, compared to 46.1 percent in the third quarter.

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Williams also noted, “Milestones continue to be met in our newbuild program, putting us in a position this year to take delivery of three ultra-deepwater drillships from shipyards – the Noble Don Taylor, Noble Globetrotter II and Noble Bob Douglas – and three high-specification jackups – the Noble Mick O’Brien, Noble Regina Allen and Noble Houston Colbert. In addition, we secured contracts for two more of our JU3000N jackups. The Noble Houston Colbert has been awarded a minimum one-year contract at a base dayrate of $235,000, with the contract expected to commence during the fourth quarter of 2013. In addition, the Noble Sam Turner has been awarded a two-year contract at a dayrate of $215,000 for operations in the Dutch sector of the North Sea. This contract is expected to commence in the third quarter of 2014.”

Jurong Shipyard in Singapore has successfully leveled the Noble Regina Allen, a JU3000N jackup under construction that tilted during a jacking system test in early December 2012. Although no structural damage has been identified, an investigation into the cause of the incident is being conducted by the vessel designer, the shipyard and relevant government authorities. The rig was originally scheduled for delivery during the first quarter of 2013; however, Noble has now been advised by the shipyard that, following completion of the repairs, the revised estimated delivery will be by the end of third quarter 2013.

Net cash from operating activities was $450 million in the fourth quarter 2012 and $1.4 billion for full year 2012. Capital expenditures in the fourth quarter 2012 totaled $423 million, including $146 million (excluding capitalized interest) related to the Company’s fleet expansion program. In 2012, capital expenditures amounted to $1.7 billion, including $587 million (excluding capitalized interest) associated with the fleet expansion program. At December 31, 2012, approximately $2.7 billion in capital expenditures (excluding capitalized interest) is required to complete the remaining 11 projects in the fleet expansion program.

Debt as a percentage of total capitalization at December 31, 2012 was 35.3 percent, unchanged from September 30, 2012.

Operating Highlights

At December 31, 2012, approximately 74 percent of the Company’s available rig operating days were committed for 2013, including 81 percent of the floating rig days and 75 percent of the jackup rig days. For 2014, an estimated 50 percent of the available rig operating days were committed, including 71 percent and 42 percent of the floating and jackup rig days, respectively. Total backlog at December 31, 2012 was approximately $14.3 billion, up from $13.7 billion at December 31, 2011.

In the U.S. Gulf of Mexico, activity levels in 2012 improved significantly in the floating rig segment, with contracting opportunities, especially for deepwater and ultra-deepwater capable rigs. The ultra-deepwater drillships Noble Bully I and Noble Globetrotter I, which commenced initial operations during the first half of 2012, completed the fourth quarter with improved utilization statistics compared to the third quarter of 2012, as both rigs continued to successfully address initial startup challenges. The Company’s seven active rigs in the region remain under contract through late 2013. The average contract duration on three conventionally moored rigs exceeds one year, including a recent contract award for the semisubmersible Noble Driller covering five months at $405,000 per day, while four dynamically positioned rigs have an average contract duration of more than four years.

In Brazil, the Company completed the planned replacement of the drillship Noble Muravlenko with the Noble Phoenix during the fourth quarter of 2012, while the Noble Leo Segerius completed its first quarter of operations following the conclusion of a life-enhancement shipyard project. At present, six of the Company’s eight floating rigs assigned to the region are operating and the semisubmersible Noble Max Smith and the drillship Noble Roger Eason are expected to commence operations during the first and third quarters of 2013, respectively, following shipyard programs. All eight of the Company’s rigs in Brazil have contracts that extend into 2014 or beyond, including four rigs that are contracted into or beyond 2016.

The Company’s 12 jackup rigs operating offshore Mexico experienced another strong quarter with all rigs under contract and 100 percent utilization during the period. Three rigs in the region, which were expected to complete contracts in late 2012, the Noble Johnnie Hoffman, Noble John Sandifer and Noble Lewis Dugger, each received contract extensions to complete wells in progress that could run into the mid-to-late first quarter of 2013. The Noble Johnnie Hoffman and Noble John Sandifer are candidates for new contracts, with multi-year terms and improved dayrates. The contracts are expected to be awarded during the first quarter. The Company announced in December 2012 a definitive agreement to sell the Noble Lewis Dugger for $61 million. The transaction is expected to close by the end of the first quarter or early in the second quarter of 2013.

Utilization of the Company’s North Sea and Mediterranean fleet, consisting of eight jackups and three semisubmersibles, was 95 percent in the fourth quarter, down slightly from the third quarter 2012. This decline was the result of the Noble Paul Romano completing its contract in early November. Activity, particularly in the North Sea, remains brisk and there are opportunities for multi-year contracts, such as the recent award for the Noble Julie Robertson with contract terms of one year at a dayrate of $160,000. The customer has the right to extend that contract up to a maximum of five years. At present, seven of the Company’s eight jackups in the region are contracted into 2014.

The Company’s Middle East and India division, consisting of 18 jackups, the drillship Noble Duchess and the semisubmersible Noble Clyde Boudreaux, completed the fourth quarter of 2012 with utilization of 85 percent, compared to 72 percent in the third quarter. Three rigs, which were idle in the third quarter while completing shipyard programs, returned to work during the fourth quarter, improving utilization. The Company currently has seven rigs in the two regions with availability during 2013, and contract opportunities are being evaluated for most of the rigs. The division is expected to remain active in 2013, especially in the jackup segment. One of the Company’s two idle rigs in the Middle East, the Noble George McLeod, recently received a one-year contract for operations offshore Malaysia at a dayrate of $115,000. The contract is expected to commence in May 2013, following the mobilization of the rig. The Noble George McLeod will be the Company’s first rig to operate in offshore Southeast Asia.

In West Africa, the customer for the jackup Noble Tommy Craighead exercised its last priced option, carrying the rig through early August 2013 at a dayrate of $108,000. In addition, the Company announced in December that it had entered into a definitive agreement to sell the Noble Don Walker for $18 million. This standard specification jackup unit had been previously cold stacked in Cameroon. This transaction is expected to close during the first quarter of 2013.

Outlook

In closing, Williams commented, “Our business appears poised for another year of cyclical expansion, supported by solid market fundamentals. We continue to see strong customer demand across all the regions in which we operate and are fortunate to have technologically advanced drilling units to offer clients as they plan exploration and production spending beyond 2013.

In 2013, Noble remains focused on several strategic initiatives, including strong execution of our fleet modernization program, improved revenue efficiency through lower fleet downtime, increased geographic diversity, with expansion into areas such as Southeast Asia, and progress toward our standard-specification asset divestment process. As we move another year closer to transforming the Noble fleet to a premium asset base, we expect to have increased flexibility in our capital allocation plans for the future. We believe that Noble is well positioned to drive long-term, sustainable value for our shareholders and unparalleled service, safety and operational integrity for our customers.”

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater drillships and six high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its fourth quarter and full year 2012 results on Thursday, January 24, 2013, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 75232285, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, January 24, 2013, beginning at 11:00 a.m. U.S. Central Standard Time, through Thursday, February 7, 2013, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 75232285. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating revenues
Contract drilling services	$921,603	$719,711	$3,349,362	$2,556,758
Reimbursables	21,405	15,344	115,495	79,195
Labor contract drilling services	23,352	15,881	81,890	59,004
Other	7	109	265	875

	966,367	751,045	3,547,012	2,695,832

Operating costs and expenses
Contract drilling services	483,843	382,562	1,776,481	1,384,200
Reimbursables	17,478	8,642	94,096	58,439
Labor contract drilling services	12,825	8,559	46,895	33,885
Depreciation and amortization	208,842	171,186	758,621	658,640
Selling, general and administrative	24,602	18,494	99,990	91,377
Loss on impairment	2,039	—	20,384	—
Gain on contract settlements/extinguishments, net	—	—	(33,255)	(21,202)

	749,629	589,443	2,763,212	2,205,339

Operating income	216,738	161,602	783,800	490,493
Other income (expense)
Interest expense, net of amount capitalized	(28,980)	(10,327)	(85,763)	(55,727)
Interest income and other, net	662	(1,691)	5,188	1,484

Income before income taxes	188,420	149,584	703,225	436,250
Income tax provision	(53,981)	(30,144)	(147,088)	(72,625)

Net income	134,439	119,440	556,137	363,625
Net income attributable to noncontrolling interests	(6,862)	7,563	(33,793)	7,273

Net income attributable to Noble Corporation	$127,577	$127,003	$522,344	$370,898

Net income per share
Basic	$0.50	$0.50	$2.05	$1.46
Diluted	$0.50	$0.50	$2.05	$1.46

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$282,092	$239,196
Accounts receivable	743,673	587,163
Prepaid expenses and other current assets	274,426	233,253

Total current assets	1,300,191	1,059,612

Property and equipment	17,057,039	15,540,178
Accumulated depreciation	(4,031,067)	(3,409,833)

Property and equipment, net	13,025,972	12,130,345

Other assets	276,477	305,202

Total assets	$14,602,640	$13,495,159

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$350,147	$436,006
Accrued payroll and related costs	132,728	117,907
Dividend payable	66,369	—
Other current liabilities	357,071	273,267

Total current liabilities	906,315	827,180

Long-term debt	4,634,375	4,071,964
Deferred income taxes	226,045	242,791
Other liabilities	347,615	255,372

Total liabilities	6,114,350	5,397,307

Commitments and contingencies
Equity
Total shareholders’ equity	7,723,166	7,406,521
Noncontrolling interests	765,124	691,331

Total equity	8,488,290	8,097,852

Total liabilities and equity	$14,602,640	$13,495,159

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$556,137	$363,625
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	758,621	658,640
Loss on asset impairment	20,384	—
Gain on contract extinguishments, net	—	(21,202)
Other changes in operating activities	46,551	(260,823)

Net cash from operating activities	1,381,693	740,240

Cash flows from investing activities
New construction	(586,746)	(1,671,057)
Other capital expenditures	(763,977)	(657,286)
Drilling equipment replacement and upgrades	(183,113)	(170,468)
Capitalized interest	(135,975)	(122,424)
Other investing activities	(121,077)	99,689

Net cash from investing activities	(1,790,888)	(2,521,546)

Cash flows from financing activities
Net change in borrowings on bank credit facilities	(635,192)	935,000
Proceeds from issuance of senior notes, net of debt issuance costs	1,186,636	1,087,833
Contributions from joint venture partners	40,000	536,000
Payments of joint venture debt	—	(693,494)
Settlement of interest rate swaps	—	(29,032)
Par value reduction payments/dividends paid	(138,293)	(150,532)
Other financing activities	(1,060)	(3,144)

Net cash from financing activities	452,091	1,682,631

Net change in cash and cash equivalents	42,896	(98,675)
Cash and cash equivalents, beginning of period	239,196	337,871

Cash and cash equivalents, end of period	$282,092	$239,196

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2012			2011			2012
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$921,603	$—	$921,603	$719,711	$—	$719,711	$833,212	$—	$833,212
Reimbursables	21,043	362	21,405	18,046	(2,702)	15,344	27,087	1,050	28,137
Labor contract drilling services	—	23,352	23,352	—	15,881	15,881	—	22,667	22,667
Other	7	—	7	109	—	109	16	—	16

	$942,653	$23,714	$966,367	$737,866	$13,179	$751,045	$860,315	$23,717	$884,032

Operating costs and expenses
Contract drilling services	$483,843	$—	$483,843	$382,562	$—	$382,562	$449,125	$—	$449,125
Reimbursables	17,127	351	17,478	11,181	(2,539)	8,642	20,039	1,008	21,047
Labor contract drilling services	—	12,825	12,825	—	8,559	8,559	—	12,991	12,991
Depreciation and amortization	205,329	3,513	208,842	169,574	1,612	171,186	191,638	3,449	195,087
Selling, general and administrative	24,060	542	24,602	18,242	252	18,494	26,228	630	26,858
Loss on impairment	—	2,039	2,039	—	—	—	—	—	—
Gain on contract settlements/extinguishments, net	—	—	—	—	—	—	—	—	—

	$730,359	$19,270	$749,629	$581,559	$7,884	$589,443	$687,030	$18,078	$705,108

Operating income	$212,294	$4,444	$216,738	$156,307	$5,295	$161,602	$173,285	$5,639	$178,924

Operating statistics
Jackups:
Average Rig Utilization	89%			86%			83%
Operating Days	3,520			3,386			3,285
Average Dayrate	$100,356			$89,049			$97,857
Semisubmersibles:
Average Rig Utilization	85%			88%			83%
Operating Days	1,096			1,134			1,067
Average Dayrate	$360,226			$318,013			$331,900
Drillships:
Average Rig Utilization	82%			50%			73%
Operating Days	679			277			590
Average Dayrate	$255,667			$207,769			$267,166
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	83%			79%			78%
Operating Days	5,295			4,797			4,942
Average Dayrate	$174,065			$150,027			$168,608

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Allocation of net income
Basic
Net income attributable to Noble Corporation	$127,577	$127,003	$522,344	$370,898
Earnings allocated to unvested share-based payment awards	(1,301)	(1,221)	(5,309)	(3,727)

Net income to common shareholders—basic	$126,276	$125,782	$517,035	$367,171

Diluted
Net income attributable to Noble Corporation	$127,577	$127,003	$522,344	$370,898
Earnings allocated to unvested share-based payment awards	(1,300)	(1,219)	(5,302)	(3,719)

Net income to common shareholders—diluted	$126,277	$125,784	$517,042	$367,179

Weighted average number of shares outstanding—basic	252,722	251,636	252,435	251,405
Incremental shares issuable from assumed exercise of stock options	253	414	356	584

Weighted average number of shares outstanding—diluted	252,975	252,050	252,791	251,989

Weighted average unvested share-based payment awards	2,604	2,442	2,592	2,552

Earnings per share
Basic	$0.50	$0.50	$2.05	$1.46
Diluted	$0.50	$0.50	$2.05	$1.46